CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference our report dated December 23, 2008 in the Registration Statement (Form N-2) and related Prospectus and Statement of Additional Information of Nuveen Municipal High Income Opportunity Fund 2 in the initial filing with the Securities and Exchange Commission of the Registration Statement under the Securities Act of 1933.

/s/    ERNST & YOUNG LLP

Chicago, Illinois

May 27, 2009